SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                          Evergreen Select Equity Trust
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                          Evergreen Select Equity Trust
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First Union Corporation
Corporate Relations Division
NC0570
301 South College Street - 27th Floor
Charlotte, North Carolina 28288-0206
Fax 704 374-4464

(First Union logo)

Contact:
Betsy Weinberger

First Union Corp.
704-715-4539

For Release: September 18, 2000


           First Union and Portfolio Manager and Team Form New Venture

      Minority-Owned Investment Firm Created to Serve Institutional Market

         CHARLOTTE--First  Union Corp.'s  (NYSE:FTU)  Capital  Management  Group
(CMG), the company's successful asset management unit, and Stephen Dalton, a money manager with the firm, have announced the formation of a new institutional investment management firm -- a minority-owned business venture with strong financial stability and an excellent track record of investment management expertise.

         The new venture, called ForeFront Capital Advisors LLC, will be majority owned by Dalton and based in Philadelphia. ForeFront Capital's mission will be to provide large capitalization equity management expertise to institutional investors. Subject to any required approvals from account holders and mutual fund shareholders, ForeFront will become advisor or sub-advisor to approximately $1.4 billion in assets, including the large-cap Evergreen Select Secular Growth Fund and several private portfolios using Dalton's growth-oriented discipline.

         Dalton, together with his associates, will hold a 60 percent majority ownership in ForeFront Capital, and First Union will invest $1 million for a 40 percent equity stake in the new firm. First Union will be represented on ForeFront's five-member board by Dennis Ferro, chief investment officer of CMG's First Capital Group, and Richard Gershen, chief operating officer of First Capital Group.

         "I've always wanted to form an independent, minority-owned investment firm, and teaming up with First Union is a winning business opportunity," said Dalton. "ForeFront Capital has a distinct competitive advantage because it will be one of the few minority-owned investment firms that combines strong financial stability with an excellent long-term track record in large-cap growth investing."

         One   primary   focus  of  the  new  firm  will  be  money   management
opportunities with state and municipal governments as well as corporations that have an increasing desire to hire minority-owned investment firms.

         "This venture achieves many strategic business objectives and further demonstrates First Union's commitment to excellence and diversity," said Don McMullen, First Union's vice chairman who heads up Capital Management Group. "We are delighted to have forged this unique relationship with Steve so that our clients can continue to receive the quality investment management service that Steve has delivered over the years."

         Dalton has more than 17 years of investment management experience and research expertise covering the health care, technology, retail, media and entertainment industries. Prior to joining First Union, he was a managing director, head of equity services and the lead senior portfolio manager at CoreStates Investment Advisors, which was acquired by First Union in 1998.

     Dalton's current investment management team will join him at ForeFront Capital. They include investment professionals Linora Lawrence and Barbara Lindtner, who have 28 years of combined experience. Dalton also plans to hire additional research analytical expertise as well as trading, compliance and operational support.

         "I'm especially pleased my team is joining me in this exciting venture, as they have been instrumental in generating our outstanding long-term track record," said Dalton, who expects the firm to be profitable soon after beginning operations in November.

         "We value Steve's talents and money management expertise. First Union is proud to support his new venture," said Dennis Ferro, First Capital's chief investment officer.

         First Union's Capital Management Group includes First Union's asset management and investment services, providing a full array of unique, integrated financial products and services to individual and institutional investors. CMG businesses include the sixth largest-broker, largest bank annuity provider, fourth largest discretionary personal trust asset manager, and a top twenty mutual fund company.

         First Union (NYSE:FTU), with $258 billion in assets and stockholders' equity of $14 billion at June 30, 2000, is a leading provider of financial services to 15 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 12 East Coast states and Washington, D.C., and full-service brokerage offices in 44 states and international offices worldwide. Online banking products and services can be accessed through www.firstunion.com.

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The fund has  filed a  preliminary  proxy  statement  with  the SEC.  The  proxy statement and other relevant documents are available for free from the SEC's website at www.sec.gov. Shareholders of the Fund are urged to read the proxy statement once it becomes available as it contains important information.